Exhibit 99.1

FOR IMMEDIATE RELEASE

Altisource Asset Management Corporation Announces Appointment of George Ellison
as Chief Executive Officer; Ashish Pandey becomes Executive Chairman

FREDERIKSTED, U.S. Virgin Islands, February 19, 2015 (GLOBE NEWSWIRE) – Altisource Asset Management Corporation (“AAMC” or the “Company”) (NYSE MKT: AAMC) today announced the appointment of George G. Ellison as Chief Executive Officer of AAMC. Mr. Ellison succeeds AAMC’s current CEO, Ashish Pandey, who has served in that role since the Company’s spin-off in December 2012 and has been AAMC’s Chairman since January 16, 2015. Effective upon Mr. Ellison’s appointment, Mr. Pandey became AAMC’s Executive Chairman and will remain in his position as Chief Executive Officer of Altisource Residential Corporation.
Prior to joining the Company, Mr. Ellison had been employed for 19 years at Bank of America and its predecessor, Nationsbank. Mr. Ellison held several roles over his career at Bank of America, most recently being the executive leading the team that managed the valuation and disposition of Bank of America’s legacy mortgage loan portfolio and a leading member of Bank of America’s Special Initiatives team that worked to resolve Bank of America’s representation and warranty litigation. Prior to his most recent roles, Mr. Ellison was Global Head of the Structured Products division within Bank of America’s Investment Banking platform. His responsibilities involved all Structured Products including RMBS, ABS, ABCP Conduit and CMBS securities, among others.
Ashish Pandey commented, “We are pleased to welcome George to AAMC. He brings a wealth of industry experience as well as a tremendous leadership acumen to the role and we look forward to his focus on accelerating the growth of our company.”
“I am excited to join the management group of AAMC and look forward to continuing and enhancing the vision that the team commenced two years ago,” stated George Ellison.
About AAMC
AAMC is an asset management company that provides portfolio management and corporate governance services to investment vehicles. Additional information is available at www.altisourceamc.com.
Forward-looking statements
This press release contains forward-looking statements that involve a number of risks and uncertainties. Those forward-looking statements include all statements that are not historical fact, including statements about management’s beliefs and expectations. Forward-looking statements are based on management’s beliefs as well as assumptions made by and information currently available to management. Because such statements are based on expectations as to future economic performance and are not statements of historical fact, actual results may differ materially from those projected. AAMC undertakes no obligation to update any forward-looking statements whether as a result of new information, future events or otherwise. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to: AAMC’s ability to implement its business plan; AAMC’s ability to leverage strategic relationships on an efficient and cost-effective basis; its ability to compete; general economic and market conditions; governmental regulations, taxes and policies; availability of adequate and timely sources of liquidity and financing; and other risks and uncertainties detailed in the “Forward-Looking Statements,” “Risk Factors” and other sections of AAMC’s Registration Statement on Form 10, its Annual Report on Form 10-K, its quarterly reports on Form 10-Q and its other filings with the Securities and Exchange Commission.

CONTACT:    Robin N. Lowe
        Chief Financial Officer
T: 1-345-815-9919
        E: Robin.Lowe@AltisourceAMC.com

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